Exhibit 5

REINHART BOERNER VAN DEUREN s.c.
1000 North Water Street
Milwaukee, WI 53202

May 10, 2017

Johnson Outdoors Inc.
555 Main Street
Racine, WI 53403

Ladies and Gentlemen:	Re:	Registration Statement on Form S‑8

We are providing this opinion in connection with the Registration Statement of Johnson Outdoors Inc., a Wisconsin corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 110,000 shares of Company Class A common stock, $.05 par value per share (the "Shares"), pursuant to the provisions of the Johnson Outdoors Inc. 2012 Non-Employee Director Stock Ownership Plan, as amended (the "Plan").

We have examined (1) the Registration Statement; (2) the Company's Articles of Incorporation and Amended and Restated By-Laws, in each case as amended to date; (3) the Plan; (4) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares and the organization of the Company; and (5) such other documents and records as we have deemed necessary in order to render this opinion.  In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based upon the foregoing, it is our opinion that the Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Act, or that we come within the category of persons whose consent is required by section 7 of the Act.

Yours very truly,

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ James M. Bedore

James M. Bedore